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No. 1                                                                100 Shares


                             FALMOUTH BANCORP, INC.
              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


This Certifies that FALMOUTH CO-OPERATIVE BANK is the owner of one hundred (100) fully paid and non-assessable Shares, par value $.01 per share, of the COMMON STOCK of


                             FALMOUTH BANCORP, INC.


(the "Corporation"), a corporation formed under the laws of the State of Delaware. The shares represented by this Certificate are transferable only on the stock transfer books of the Corporation by the holder of record hereof, in person or by his duly authorized attorney or legal representative, upon the surrender of this Certificate properly endorsed. The shares represented by this Certificate are not insured by the Federal Deposit Insurance Corporation or by any other government agency.

In Witness Whereof, the Corporation has caused this Certificate to be executed by the signature of its duly authorized officers and has caused its corporate seal to be hereunto affixed.

Dated



 Seal               John A. DeMello                       Santo P. Pasqualucci
                    Corporate Secretary                   President and Chief
                                                          Executive Officer

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


                             FALMOUTH BANCORP, INC.


         The shares represented by this certificate are issued subject to all the provisions of the Certificate of Incorporation and Bylaws of Falmouth Bancorp, Inc. (the "Corporation") as from time to time amended (copies of which are on file at the principal office of the Corporation), to all of which the holder by acceptance hereof assents. The following description constitutes a summary of certain provisions of, and is qualified in its entirety by reference to, the Certificate of Incorporation.

         The Certificate of Incorporation of the Corporation contains certain provisions, applicable upon the consummation of the reorganization whereby the Corporation will become the holding company for Falmouth Co-operative Bank, a stock co-operative bank organized under the laws of the State of Massachusetts, that restrict persons from directly or indirectly acquiring or holding, or attempting to acquire or hold, the beneficial ownership of, in excess of 10% of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors ("Voting Stock"). The Certificate of Incorporation contains a provision pursuant to which the holders of shares in excess of 10% of the Voting Stock of the Corporation are limited to one hundredth (1/100) of one vote per share with respect to such shares in excess of the 10% limitation. In addition, the Corporation is authorized to refuse to recognize a transfer or attempted transfer of any shares of Voting Stock to any person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, in excess of 10% of the Voting Stock. These restrictions are not applicable to underwriters in connection with a public offering of the common stock, certain reorganization transactions described in the Certificate of Incorporation or to acquisitions of Voting Stock by the Corporation, any majority-owned subsidiary of the Corporation, or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of the employees of the Corporation and for any subsidiary, or any trust or custodial arrangement established in connection with any such plan.

         The Certificate of Incorporation of the Corporation contains provisions providing that the affirmative vote of the holders of at least 80% of the Voting Stock of the Corporation may be required to approve certain business combinations and other transactions with persons who directly or indirectly acquire or hold the beneficial ownership of in excess of 10% of the Voting Stock of the Corporation.

         The Corporation will furnish to any stockholder upon written request and without charge, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to its transfer agent and registrar.

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